EXHIBIT 99.2

                             OGDEN TELEPHONE COMPANY


                                                 December 1, 1997



Dear Shareholder:

        I am pleased to invite you, on behalf of the Board of Directors of Ogden Telephone Company ("Ogden"), to a Special Meeting of the Shareholders of Ogden which is to be held at 10:00am on Tuesday, December 30, 1997 at the offices of Harter, Secrest & Emery, 700 Midtown Tower, Rochester, New York.

        Only common shareholders of record on December 1, 1997 will be entitled to vote at the Special Meeting.

        As proud as we are of our accomplishments as a local exchange company, we recognize that, given the current state of deregulation within our industry, it is becoming increasingly difficult for small telephone companies to keep up with advancing technological demands while still providing dividends and value to shareholders. It is the Board's opinion that future growth will be significantly more difficult to achieve without access to new resources and capital markets. Faced with the prospect of focusing Ogden's resources on accessing new technology and markets at the expense of our shareholders' investment interest, we believed it was an appropriate time to review our overall position and to investigate options for remaining competitive while increasing shareholder value.

        The opportunity to merge with Citizens Utilities Company ("Citizens") and become part of the Citizens family emerged as a very favorable alternative for our shareholders. The Board believes Citizens has a similar business philosophy to that of Ogden and that the merger will provide Ogden with the knowledge, experience, and resources of Citizens' nationwide organization. In addition, the Citizens merger provides a tax deferral to participating shareholders. The Board of Directors has unanimously voted in favor of the merger transaction with Citizens. As indicated in the Proxy Statement/Prospectus which accompanies this letter, Ogden's Board of Directors believes the proposed merger will be beneficial to the shareholders and employees of Ogden, as well as the community as a whole.

        A Notice of Meeting, a Proxy Statement/Prospectus and a Proxy Form accompany this letter to common shareholders. I urge all common shareholders to read the enclosed material carefully and to complete, date, sign, and mail the proxy form promptly even if you intend to attend the Special Meeting.

                                                 Very truly yours,


                                                 Philip T. Evans
                                                 President